Exhibit 99.1

Investor Contact Laurie Poggi KKR Financial LLC 415-315-3718	Media Contact Roanne Kulakoff and Joseph Kuo Kekst and Company 212-521-4837 and 212-521-4863

KKR Financial Holdings LLC Announces Sale of Private Equity Investments

SAN FRANCISCO, CA, September 13, 2007—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) announced today that it has agreed to sell seven of its private equity investments to two institutional investors.  In connection with the sales, the Company will receive net cash proceeds of approximately $191 million and will record a net gain on the sales of approximately $51 million.  Prior to the sales, the Company had received aggregate cash distributions totaling approximately $24 million in connection with its ownership of three of the private equity investments.  In each case, the cash distribution received was applied to reduce the cost basis of the private equity investment.  The Company estimates that it will earn a net internal rate of return of approximately 19.3% on the sales.  The sale of one of the private equity investments closed on September 6, 2007 and the sale of the other six private equity investments is expected to close during the fourth quarter of 2007.  The obligation of the buyer to close on the sale of the other six private equity investments is subject to customary closing conditions.  The net sales proceeds will be used for general corporate purposes.  After the sales described above, the Company’s remaining private equity portfolio consists of four investments with an aggregate cost of approximately $20 million and an aggregate fair market value that the Company estimates to be greater than $20 million.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company that uses leverage with the objective of generating competitive risk-adjusted returns. The Company seeks to achieve its investment objective by investing in (i) corporate loans and debt securities, (ii) marketable equity securities, and (iii) non-marketable equity securities. The Company also makes opportunistic investments in other asset classes from time to time, including investments in residential and commercial mortgage loans and securities. KKR Financial Advisors LLC manages the Company pursuant to a management agreement. KKR Financial Holdings LLC and KKR Financial Advisors LLC are affiliates of Kohlberg Kravis Roberts & Co. L.P.

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results.  These risks include, among others, general economic conditions, the availability, terms and deployment of capital to finance planned growth, risks associated with investing in mortgage-related assets, the Company’s limited liability company and organization structure and the regulatory environment in which its business operates, as described in the Company’s filings with the Securities and Exchange Commission.  Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates.  Actual operating results may differ materially from what is expressed or forecast in this press release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

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